Exhibit 99.1

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

July 31, 2012 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period June 1, 2012 through June 30, 2012 except as otherwise expressly noted.

Provisional (unaudited) financial information and EBITDA as of June 30, 2012

The following information concerns the Company’s provisional (unaudited) results for the month ended June 30, 2012.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the estimated indication of a few relevant items referring to the unaudited statements of operations for the month ended June 30, 2012:

Estimated financial data of the Company for the month ended June 30, 2012

The estimated and unaudited financial data of the Company as of June 30, 2012 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	May 31, 2012	June 30, 2012
Net revenue	$—	$—
Operating income (expense)	$(6,539)	$(37,423)*
Profit(Loss) from operations	$(6,539)	$(37,423)

Other income (expenses), net	$(524)	$(104)
Preferred Stock:
-Deemed Dividend	$—	$(8,458)
EBITDA	$(7,063)	$(45,985)

Depreciation and amortization	$(175)	$(218)
Interest expense	$(1)	$(1)

Net profit /(loss) attributable to common shareholders	$(7,239)	$(46,204)

*	Includes acquired in-process research and development expense of $29.1 million relating to the acquisition of assets of S*BIO Pte Ltd (“S*BIO”).

Estimated research and development expenses were $2.5 million for the month of May 2012 and $3.5 million for the month of June 2012.

There were no convertible notes outstanding as of May 31, 2012 and June 30, 2012.

Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of May 31, 2012 and June 30, 2012, including the separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	May 31, 2012	June 30, 2012
Cash and cash equivalents	$19,708	$14,755
Long term obligations, current portion	$(490)	$(396)
Estimated Net Financial Standing, current portion	$19,218	$14,359
Long term obligations, less current portion	$(3,268)	$(6,449)
Net financial standing, less current portion	$(3,268)	$(6,449)
Estimated Net Financial Standing	$15,950	$7,910

The total estimated and unaudited net financial standing of the Company as of June 30, 2012 was approximately $7,910 (in thousands of U.S. dollars).

In June 2012, the Company had no debt that matured and did not issue any new debt instruments. As of today, the Company has no debt outstanding.

Preferred Stock

The following table discloses information about the Company’s outstanding shares of preferred stock as of June 30, 2012 as compared to the same information as of May 31, 2012:

Preferred Stock – June 30, 2012

Description	Principal/ Aggregated Stated Value Outstanding as of May 31, 2012 ($)	Number of Preferred Shares Outstanding as of May 31, 2012	Principal/ Aggregated Stated Value Outstanding as of June 30, 2012 ($)	Number of Preferred Shares Outstanding as of June 30, 2012
Series 16 Convertible Preferred Stock	15,000,000	15,000	—	—
Totals	15,000,000	15,000	—	—

Regulatory Matters and Products in Development

Pixuvri™ (pixantrone dimaleate)

a) Marketing authorization process in U.S.A.

With respect to the period from June 1, 2012 through June 30, 2012, the Company has no additional information to disclose to the market.

b) Marketing authorization process in Europe

With respect to the period from June 1, 2012 through June 30, 2012 the Company has no additional information to disclose to the market.

Pacritinib

On April 19, 2012, the Company and S*BIO announced that the companies had entered into an asset purchase agreement pursuant to which the Company will acquire world-wide rights to S*BIO’s pacritinib, a highly selective JAK2 (Janus Associated Kinase 2) inhibitor. Pacritinib is an oral highly selective JAK2 inhibitor for which phase 1 and phase 2 clinical trials have been completed as treatment for patients with primary or secondary myelofibrosis (“MF”) and relapsed lymphoma. Pacritinib has orphan drug designation in the U.S. and Europe for MF. Pursuant to the terms of the agreement, the Company made an upfront payment of $15 million (of which $2 million was paid as a deposit at signing) and issued 15,000 shares of Series 16 preferred stock convertible into 12,605,042 shares of Common Stock. The agreement also includes up to $132.5 million of regulatory success- and sales-based milestone payments, as well as single digit royalties on net sales. On June 4, 2012, the Company announced that it has completed its acquisition of world-wide rights to pacritinib from S*BIO. The Company will be solely responsible for development and commercialization activities of pacritinib worldwide. For further information about the reasons, modalities, terms and conditions of the transaction, as well as about the main economic effects on the Company, please refer to the press release issued by the Company on April 19, 2012 and the Company’s Current Reports on Form 8-K filed with the SEC on April 24, 2012 and June 5, 2012.

Tosedostat

On June 18, 2012, the Company announced that the University of Washington has begun enrolling patients in a randomized phase II study testing the combination of tosedostat with either cytarabine or decitabine for elderly patients with newly-diagnosed acute myeloid leukemia (“AML”) or high-risk myelodysplastic syndrome.

Exchange Listing Matters

On June 29, 2012, the Company received a notice from The NASDAQ Stock Market (“NASDAQ”) that for 30 consecutive business days the closing bid price of the Company’s common stock, no par value per share (the “Common Stock”) was below the minimum $1.00 per share requirement for continued listing of the Common Stock on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). This notice has no immediate effect on the listing of or the ability to trade the Common Stock on The NASDAQ Capital Market or the Italian MTA. NASDAQ Listing Rule 5810(c)(3)(A) provides the Company with a grace period of 180 calendar days, or until December 26, 2012, to regain compliance. The Company will achieve compliance if the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days before December 26, 2012. The Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market. If the Company meets the initial listing criteria, with the exception of bid price, it may be granted an additional 180 calendar day compliance period.

If the Company is unable to attain compliance with the minimum bid price requirement, whether by effectuating a reverse stock split of the Common Stock or otherwise, the Common Stock may be delisted from The NASDAQ Capital Market. To address the Company’s non-compliance with the minimum bid price requirement, the Company’s board of directors may determine in its discretion that the Company should complete a reverse stock split, which may be implemented prior to December 26, 2012 (the “Reverse Stock Split”). If the Company’s board of directors approves the Reverse Stock Split, then all of the outstanding and authorized shares of the Common Stock immediately prior to the effective date of the Reverse Stock Split will be reduced in proportion to the ratio of the Reverse Stock Split. In such event, proportionate adjustments would also be made to the Company’s outstanding equity awards, as well as the number of shares of Common Stock available for award grants under the Company’s 2007 Equity Incentive Plan, as amended and restated (the “2007 Equity Incentive Plan”). There can be no assurance that the Reverse Stock Split will have the intended effect or that any increase in the trading price of the Common Stock will be proportional to the decrease in the number of outstanding shares.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of Common Stock issued and outstanding as of May 31, 2012 and June 30, 2012 was 247,712,286 and 261,238,245, respectively.

During the month of June 2012, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	issuance of 12,605,042 shares of Common Stock relating to conversions of the Company’s Series 16 Preferred Stock;

•	issuance of 953,861 shares of Common Stock under the 2007 Equity Incentive Plan;

•	issuance of 8,156 shares of Common Stock under the Company’s 2007 Employee Stock Purchase Plan, as amended; and

•	cancellation of 41,100 shares of Common Stock under the 2007 Equity Incentive Plan.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $14.8 million in cash and cash equivalents as of June 30, 2012.

As described below, the Company issued shares of Series 15-2 Convertible Preferred Stock and warrants to purchase common stock for $15.0 million in gross proceeds.

Series 15 Preferred Stock and Warrants

On May 29, 2012, the Company announced that it had entered into an agreement (the “Agreement”) to sell, subject to customary closing conditions, shares of its Series 15 Convertible Preferred Stock and warrants to purchase shares of Common Stock (and the shares of Common Stock issuable from time to time upon conversion of the Series 15 Convertible Preferred Stock and exercise or exchange of the warrants) in a registered offering (the “Offering”) to an institutional accredited investor (the “Initial Purchaser”).

On May 29, 2012, the Company issued 20,000 shares of Series 15 Convertible Preferred Stock (the “Series 15-1 Preferred Stock”) (convertible into an aggregate of 20,000,000 shares of Common Stock issuable from time to time upon conversion at a conversion price of $1.00 per share) and warrants to purchase up to an aggregate of 13,333,332 shares of Common Stock with an exercise price per share of $1.092 (the “Initial Closing”). As of May 30, 2012, all 20,000 shares of the Series 15-1 Preferred Stock has been converted and the Initial Purchaser had received 20,000,000 shares of Common Stock issuable upon conversion.

On July 30, 2012, the Company issued an additional 15,000 shares of Series 15 Convertible Preferred Stock (the “Series 15-2 Preferred Stock”) convertible into 25,212,203 shares of Common Stock with a conversion price of $0.59495 per share and warrants to purchase up to an aggregate of 16,808,135 shares of Common Stock with an exercise price of $0.61344 for gross proceeds of $15 million (the “Second Closing”) pursuant to the terms of the Agreement. As of July 31, 2012, all 15,000 shares of the Series 15-2 Preferred Stock have been converted and the Initial Purchaser has received 25,212,203 shares of Common Stock issuable upon conversion.

After deducting placement agent fees and estimated offering expenses, and excluding the proceeds, if any, from the exercise (if exercised in cash) of the warrants issued in the Offering, the Company received approximately $18.6 million in net proceeds on the Initial Closing and the Company received approximately $14.3 million in net proceeds on the Second Closing. For further information about the transaction information please refer to the Company’s press releases issued May 29, 2012 and July 31, 2012 and the Company’s current report on Form 8-K filed on May 31, 2012.

Re-Alignment of Resources and Portfolio Priorities

On June 20, 2012 the Company announced that it is re-aligning its resources and re-prioritizing its product development pipeline to focus on the launch of Pixuvri in the EU and accelerate the advancement of pacritinib, the Company’s recently-acquired, highly-selective JAK 2 inhibitor, into phase III clinical trials. In the meantime, the Company is also advancing tosedostat toward its phase III clinical trial. As a result, the Company expects that its average net operating burn rate will be reduced from an average of $6.5 million per month to an average of $4.5 million per month through the remainder of the year.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Pixuvri in particular, including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the U.S. Food and Drug Administration (the “FDA”) and/or the European Medicines Agency; that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; that the FDA may request additional clinical trials; the Company’s conditional marketing authorization may not be renewed; that Pixuvri may not be immediately available to patients in the EU; the Company may not launch, market and commercialize Pixuvri as planned in EU; that the Company may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab versus gemcitabine-rituximab in patients with aggressive B-cell NHL, who failed front-line CHOP-R and who are not eligible for ASCT (2nd line) or failed ASCT (3rd or 4th line) by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all; that the conditional marketing authorization for Pixuvri may not be renewed; that the Company may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX 301 trial; that the Company may not be able to address satisfactorily the two key matters raised by the FDA’s Office of New Drugs (the “OND”) or other matters raised by the FDA the OND, and/or the FDA’s Division of Oncology Drug Products (the “DOD1”); that the Company’s interpretation of the guidance provided by the FDA, the OND and/or the DOD1 may be different than the intent of the FDA, OND and/or the DOD1; that the FDA, OND and/or the DOD1 may change its guidance; that the PIX301 study may not be deemed successful; that upon a re-review or resubmission of the Company’s new drug application for Pixuvri (the “NDA”), that the FDA may find Pixuvri to not be safe and/or effective; that the PIX301 study may still be deemed to be a failed study; that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of Pixuvri; that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter; that the Company cannot guarantee that the NDA will be resubmitted in the second half of 2012; that the FDA may not accept the NDA if resubmitted; that the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future Oncologic Drugs Advisory Committee meeting; that the Company may not obtain approval of the to-be-resubmitted NDA from the FDA in 2012; the potential failure of pacritinib to prove safe and effective for the treatment of patients with primary MF or MF secondary to other MPNs as determined by FDA and/or the EMA; that pacritinib may not satisfy a medical need not currently addressed with existing non-selective JAK1/JAK2 inhibitors; that the phase III study of pacritinib may not occur as planned; that the projected benefits of the acquisition of pacritinib may not materialize as expected; that the Company may not be able to successfully implement its plans, strategies and objectives related to the acquisition and development of pacritinib; that tosedostat (including in combination with either cytarabine or decitabine) may not prove safe and effective for the treatment of elderly patients with newly-diagnosed AML or high-risk myelodysplastic syndrome as determined by the FDA and/or the EMA; that the Company may not be able to regain compliance with the NASDAQ minimum closing bid price requirement between now and December 26, 2012; the risk that in the event the Company is unable to comply with the minimum bid price prior to December 26, 2012 that the Company may not be able to take other actions to regain compliance with the NASDAQ minimum closing bid price requirement; that the Company may not meet the initial listing criteria, with the exception of bid price, required to receive an additional 180 calendar day compliance period; NASDAQ may not grant the Company an additional grace period; the Company’s ability to maintain compliance with other NASDAQ listing requirements; that the Company’s re-alignment of its resources and re-prioritization of its product pipeline may not result in reducing the Company’s operating expenses; that the Company may not be able to reduce its average net operating burn rate from an average of $6.5 million per month to an average of $4.5 million per month through the remainder of the year; that the Company’s average net operating burn rate may increase; the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling Pixuvri. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors